Exhibit 14.1

Riley Exploration Permian, Inc.
Code of Business Conduct and Ethics

Adopted as of February 26, 2021

Introduction

The Board of Directors (the “Board”) of Riley Exploration Permian, Inc. (the “Company”) has adopted this Code of Business Conduct and Ethics (this “Code”). This Code sets forth the Company’s policy with respect to business ethics and conflicts of interest, and is intended to ensure that the employees, officers and directors of the Company conduct business with the highest standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the employees, officers and directors of the Company. Although this Code provides only a brief description of the potential problems that may arise, a familiarity with the basic principles of this Code should assist employees, officers and directors of the Company in avoiding illegal or unethical behavior.

1.	Code of Ethics Contact Person

For purposes of this Code, the “Code of Ethics Contact Person” shall be different for various employees, officers, and the directors of the Company. For the principal executive officer and directors of the Company, the Code of Ethics Contact Person is any member of the Audit Committee of the Board. For any other employees of the Company, the Code of Ethics Contact Person is the employee’s immediate supervisor. If an employee does not believe it appropriate or is not comfortable approaching the Code of Ethics Contact Person about their concerns or complaints, then they may contact the Company’s corporate counsel or any member of the Audit Committee of the Board. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality shall be protected, subject to applicable law, regulation or legal proceedings. At all times, employees are encouraged to report any potential violations (anonymously, confidentially or otherwise) by calling a toll-free hotline at 1-844-538-2280.

2.	Complying with Law

All employees, officers, and directors of the Company are expected to acquire and maintain a working knowledge of the laws, rules and regulations that are applicable to such persons’ responsibilities with the Company and to know enough to determine when to seek advice from appropriate personnel or the Company’s legal counsel. All employees, officers, and directors of the Company should respect and comply with all of the laws, rules, and regulations of the United States and other countries, and the states, counties, cities, and other jurisdictions, in which the Company conducts its business, and the laws, rules, and regulations of which are applicable to the Company.

This Code does not summarize all laws, rules and regulations applicable to the Company and its employees, officers, and directors. If questions arise about what is required by laws, rules, or regulations, please consult the Company’s legal counsel.

3.	Insider Trading

The Company maintains a separate Insider Trading Policy, with which you are expected to comply.

4.	Conflicts of Interest

All employees, officers, and directors of the Company must avoid situations that create a conflict of interest or the appearance of a conflict of interest with regard to the Company’s interests. A conflict situation may arise when an employee, officer, or director of the Company takes actions or has private commercial or financial interests that interfere with his or her objectivity in performing his or her duties and responsibilities for the Company. Conflicts of interest may also arise when an employee, officer, or director of the Company, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. It is almost always a conflict of interest for an employee of the Company to work simultaneously for a supplier, customer, partner, subcontractor, or competitor of the Company or its affiliates. The Company’s employees should avoid any direct or indirect business connection with the suppliers, customers, partners, subcontractors, or competitors, except on the behalf the Company or its affiliates or as otherwise approved by the Code of Ethics Contact Person. Furthermore, employees, officers, and directors of the Company should consult with the Code of Ethics Contact Person before accepting any position as an officer or director of any outside business concern. Loans to, or guarantees of obligations of, employees, officers, and directors of the Company and their respective family members may also create impermissible conflicts of interest. Unlawful extensions of credit by the Company in the form of personal loans to its executive officers and directors are prohibited.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board or its authorized committee. Conflicts of interest may not always be clear-cut, so persons with questions should consult with the Code of Ethics Contact Person. Any employee, officer, or director of the Company who becomes aware of a material transaction or relationship that reasonably could be expected to give rise to a conflict should bring it to the attention of the Code of Ethics Contact Person or consult the procedures described in Section 17 (“Reporting Any Illegal or Unethical Behavior”) of this Code.

5.	Related Person Transactions

The Company recognizes that related person transactions involving the Company present a heightened risk of conflicts of interest and therefore all such transactions that are required to be disclosed under the rules of the Securities and Exchange Commission (the “SEC”) shall be subject to approval or ratification by the Board or its authorized committee. In the event that the Board or its authorized committee considers ratification of a related person transaction and determines not to so ratify such transaction, the officers of the Company shall make all reasonable efforts to cancel or annul the transaction.

In determining whether or not to recommend the initial approval or ratification of a related person transaction, the Board or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to:

•	whether there is an appropriate business justification for the transaction;

•	the benefits that accrue to the Company as a result of the transaction;

•	the terms available to unrelated third parties entering into similar transactions;

•
the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder, or executive officer);

•	the availability of other sources for comparable products or services;

•	whether it is a single transaction or a series of ongoing, related transactions; and

•	whether entering into the transaction would be consistent with this Code.

6.	Corporate Opportunity

Any business opportunity that is discovered by an employee of the Company through or arising from the use of property, information or position of the Company belongs to the Company. No employee of the Company may take personal advantage of such an opportunity without first receiving specific written approval from the Chief Executive Officer or the Board. In the absence of pre-approval, an employee of the Company must abandon or forfeit such opportunity, or seek a waiver under Section 19 (“Amendment, Modification and Waiver”) of this Code. Any pre-approval for an executive officer of the Company must be obtained from the Board. This Section 6 does not supersede, and is expressly subject to, the Company’s Certificate of Incorporation or Bylaws (as amended from time to time), which address business opportunities among the Company and its affiliates.

7.	Confidentiality

Employees, officers, and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Code of Ethics Contact Person or required by laws, regulations, or legal proceedings. Whenever feasible, employees, officers, and directors should consult the Code of Ethics Contact Person if they believe they have a legal obligation to disclose confidential information. Generally, confidential information includes all information, whether oral or in writing, that has not been disclosed to the public and that might be of use to competitors, or, if disclosed, is or may be harmful to the Company or its customers.

8.	Fair Dealing

Each employee, officer, and director of the Company should endeavor to deal fairly with the Company’s customers, suppliers, competitors, landowners, public authorities, regulatory authorities, investors, officers, and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

9.	Manager Responsibility

Managers have additional responsibilities related to the Company’s overall compliance program. Managers are responsible for promoting a culture of compliance and integrity, which includes (but not limited to) leading by example, helping others understand the compliance program and other Company policies and procedures, supporting those who raise a concern or report a suspected problem in good faith, never taking retaliatory action against someone for reporting concerns in good faith and addressing potential misconduct.

10.	Retaliation

The Company’s commitment to integrity includes a responsibility to foster an environment that allows people to raise concerns without the fear of retaliation or retribution. No one should be discouraged from using any available channel within the Company. People must be able to choose whichever method they are most comfortable with to communicate their concerns.

Anyone who retaliates against another employee for reporting known or suspected violations of our legal or ethics violations is in violation of this Code and subject to disciplinary action, up to and including dismissal. Retaliation also may be a violation of the law, and as such, could subject both the individual offender and the Company to legal liability.

11.	Protection and Proper Use of Company Assets

All employees, officers, and directors of the Company should protect the Company’s assets from loss, theft, waste, and misuse and ensure their efficient use. Any personal use of resources of the Company must not result in significant added costs, disruption of business processes, or any other disadvantage to the Company. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All assets of the Company may be used only for legitimate business purposes and may never be used for illegal purposes.

12.	Concerns and Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer, or director of the Company has concerns or complaints regarding questionable accounting, accounting irregularities, discrimination, substance abuse, harassment, fraud, theft, discrimination, ethics violations, internal accounting controls, or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) by calling a toll-free hotline at 1-844-538-2280.

13.	Safety; Prohibited Substances

The Company strives to provide each employee of the Company with a safe work environment. Each employee of the Company has responsibility for maintaining a safe workplace for all employees of the Company by following safety and health rules and practices, and by reporting accidents, injuries, and unsafe equipment, practices, or conditions. Violence and threatening behavior are not permitted. Employees of the Company should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol, or any other substance that may impair such employee’s ability to perform the essential functions of his or her job or create an unsafe work environment. The use of illegal drugs in the workplace will not be tolerated.

14.	Business Entertainment, Gifts and Courtesies

The purpose of business entertainment, gifts, and courtesies in a commercial setting is to create goodwill and sound working relationships, and not to gain unfair advantage with customers. Employees, officers, and directors of the Company must act in a fair and impartial manner in all business dealings. No entertainment, gift, or courtesy should be offered, given, provided or accepted by any employee, officer or director of the Company, or any of their family members or agents, unless it:

•	is not a cash gift;

•	is consistent with customary business practices;

•	cannot be construed as a bribe or payoff; and

•	does not violate any laws or regulations.

Persons should contact the General Counsel if they are not certain that any entertainment, gift, or courtesy is appropriate. In situations where receiving gifts greater than a moderate value (in excess of $100) may be appropriate, approval by the Code of Ethics Contact Person and the General Counsel is required.

15.	Books and Records

All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Employees, officers, and directors of the Company shall follow the Company’s record retention policies. Employees, officers, and directors of the Company shall not destroy, shred, or alter records that are in any way related to a threatened, imminent, or pending legal or administrative proceeding, litigation, audit, or investigation.

16.	Public Company Reporting and Other Government Filings

It is the Company’s policy that the information in its public communications, including the Company’s periodic reports and other filings with the SEC, be timely and understandable, and fair, complete, and accurate in all material respects. Depending on his or her position with the Company, an employee, officer or director of the Company may be called upon to provide necessary information in furtherance of this policy. The Company expects employees, officers, and directors of the Company to take this responsibility very seriously and to provide prompt, accurate, and complete answers to inquiries related to the Company’s public disclosure requirements.

All employees of the Company are prohibited from knowingly misrepresenting or omitting, or causing others to misrepresent or omit, material facts about the Company to anyone having a role in the Company’s financial reporting and disclosure processes. Employees of the Company shall not directly or indirectly take any action to fraudulently induce, coerce, manipulate, or mislead any independent registered public accounting firm of the Company for the purpose of rendering the financial statements of the Company misleading, or direct anyone else to do so. If an employee, officer, or director of the Company believes that any of the Company’s periodic reports contain any materially false or misleading information or omit material information, such person is encouraged to follow the procedures described in Section 17 (“Reporting Any Illegal or Unethical Behavior”) of this Code.

Employees responsible for preparing reports and filings with agencies other than the SEC, whether in the United States or other jurisdictions, should take care to see that they are prepared accurately and in compliance with applicable requirements.

17.	Reporting Any Illegal or Unethical Behavior

If employees, officers, or directors of the Company believe that they have violated the policies of this Code, they should promptly advise their Code of Ethics Contact Person. They are also encouraged to promptly notify the Code of Ethics Contact Person about observed illegal or unethical behavior and to discuss, when in doubt, the best course of action in a particular situation. Employees, officers, and directors of the Company who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers, or directors of the Company has occurred or may occur should promptly contact the Code of Ethics Contact Person. If they do not believe it appropriate or are not comfortable approaching the Code of Ethics Contact Person about their concerns or complaints, then they may contact the Company’s General Counsel or any member of the Audit Committee of the Board. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality shall be protected, subject to applicable law, regulation or legal proceedings. At all times, employees are encouraged to report any potential violations (anonymously, confidentially or otherwise) by calling a toll-free hotline at 1-844-538-2280.

18.	Accountability for Actions

Those persons who are not in compliance with the policies of this Code will be held accountable for their actions and will, to the extent possible, be required to take such action as necessary to become compliant. The failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment. Violations of this Code may also constitute violations of law that may result in civil and criminal penalties.

19.	Amendment, Modification and Waiver

This Code may be amended, modified, or waived by the Board or its designated committee, subject to the provisions of the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of the NYSE American (“NYSE American”). Any waiver of this Code for executive officers or directors shall be promptly disclosed to stockholders to the extent required by applicable law or the NYSE American listing requirements.

20.	Responding to Inquiries from the Press and Others

The Company is subject to laws that govern the timing of its disclosures of material information to the public and others. Only certain designated employees may discuss the Company with the news media, securities analysts, and investors. All inquiries from outsiders regarding financial or other information about the Company should be referred to the Chief Financial Officer or principal financial officer of the Company.

21.	Compliance Certification

All employees, officers, and directors will be asked to sign a certificate confirming that they have read and understand this Code and that they are in compliance with this Code. However, failure to read this Code or sign a confirmation certificate does not excuse such persons from complying with this Code.

Note

This Code is not intended to and does not in any way constitute an employment contract or assurance of continued employment, and does not create any rights for any director, officer, employee, or any other person or entity.

This Code states a policy of Riley Exploration Permian, Inc. and is not intended to be regarded as the rendering of legal advice. The requirements in this Code may be more restrictive than the requirements of law and industry practice. Nothing contained in this Code should be construed or applied as a binding interpretation or definition of law or industry practice. Any violation of law is strictly prohibited and is beyond the scope of authority of all employees, officers and directors of the Company.

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Confirmation Certificate

I have been provided with a copy of Riley Exploration Permian, Inc.’s Code of Business Conduct and Ethics (the “Code”). I acknowledge that (i) I have read the Code, (ii) understand my responsibilities under it, (iii) I am in compliance with the Code, and (iv) I am not aware of any violations of the Code. I further acknowledge that I should follow the compliance procedures described in the Code if I have any knowledge of violations of the Code, questions or concerns related to the Code.

Name:

Date: